Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS FIRST QUARTER FISCAL 2025 RESULTS

Havertown, Pennsylvania, September 13, 2024 – AMREP Corporation (NYSE:AXR) today reported net income of $4,064,000, or $0.76 per diluted share, for its 2025 fiscal first quarter ended July 31, 2024 compared to net income of $1,346,000, or $0.25 per diluted share, for the same period of the prior year. Revenues were $19,091,000 for the first quarter of 2025 and $10,289,000 for the first quarter of 2024.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/). As a result of many factors, including the nature and timing of specific transactions and the type and location of land or homes being sold, revenues, average selling prices and related gross margins from land sales or home sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2024	2023
Revenues	$19,091,000	$10,289,000

Net income	$4,064,000	$1,346,000

Earnings per share – basic	$0.77	$0.25
Earnings per share – diluted	$0.76	$0.25

Weighted average number of common shares outstanding – basic	5,309,000	5,292,000
Weighted average number of common shares outstanding – diluted	5,353,000	5,325,000